Exhibit 99.1
SouthCrest Financial Group, Inc. Announces Fourth Quarter Earnings

FAYETTEVILLE, GA, (February 13, 2008) – SouthCrest Financial Group, Inc. (SCSG) reported net income of $1,446,000 for the quarter ended December 31, 2007 compared to $1,493,000 for the same quarter a year ago.  For the year ended December 31, 2007, net income was $6,300,000 compared to $5,774,000 for the same period in 2006.  On a per share basis, results were $0.37 per share for the current quarter compared to $0.39 for the same period a year ago, and $1.60 per share for the year ended December 31, 2007 compared to $1.58 for the year ended December 31, 2006.  All per share amounts are stated on a basic and fully diluted basis.

Results of operations for 2006 and 2007 include the net income of Peachtree Bank and Bank of Chickamauga prospectively from their acquisition dates, which was October 31, 2006 for Peachtree Bank and July 1, 2007 for Bank of Chickamauga.

Return on average assets was 0.93% for the current quarter compared to 1.12% for the same period in 2006, and 1.11% for the current year compared to 1.22% for 2006.  Return on average equity was 8.05% for the quarter compared to 9.24% in 2006, and 9.04% and 10.05% for the annual periods in 2007 and 2006, respectively.   For the year, the Company’s net interest margin has remained consistent with the previous year, increasing to 4.47% for 2007 from 4.46% for 2006.  For the quarter, the net interest margin declined from 4.42% for 2006 to 4.23% for 2007.  The primary reason for the decline relates to reductions in earning assets resulting from the acquisition of Bank of Chickamauga on July 1, 2007 as it was an all cash acquisition.

Total assets at December 31, 2007 were $606.0 million compared to $544.0 million at December 31, 2006, an increase of $62.0 million due primarily to the acquisition of Bank of Chickamauga.  Loans increased $38.6 million or 11.5% to $374.1 million, while deposits increased $51.3 million or 11.1% to $513.9 million.  Changes in loans and deposits are primarily due to the acquisition of Bank of Chickamauga.  Excluding the impact of the acquisition, loans would have grown $11.9 million and deposits would have increased by $1.6 million.  In 2007, the Company’s loan growth has slowed compared to levels experienced in 2006 and 2005.

At December 31, 2007, the allowance for loan losses was 1.32% of loans compared to 1.34% at December 31, 2006.  Net chargeoffs were 0.15% and 0.16% of average loans for the years ended December 31, 2007 and 2006, respectively.  For the three month periods, net chargeoffs were 0.40% and 0.37% of average loans for 2007 and 2006, respectively.  Despite an increase in nonperforming assets at December 31, 2007, the Company’s asset quality indicators compare favorably with historical benchmarks for the industry.  At December 31, 2007, nonperforming assets were $2,077,000, or 0.34% of total assets, compared to $1,700,000 or 0.31% of total assets at December 31, 2006.

In a press release dated January 4, 2008, the Company announced that it declared a dividend of $0.13 per share.  The dividend was paid on January 31, 2008 to shareholders of record as of January 17, 2008.

About SouthCrest Financial Group, Inc.

SouthCrest Financial Group, Inc. is the parent company of four bank subsidiaries operating a total of fourteen branch offices.  Bank of Upson, based in Thomaston, GA, has two branches in Upson County, three branches in Meriwether County operating as Meriwether Bank & Trust, and two branches in Fayette County operating as SouthCrest Bank;  The First National Bank of Polk County, based in Cedartown, GA, operates three branches in Polk County; Peachtree Bank, based in Maplesville, AL, operates two branches in Chilton County, Alabama; and Bank of Chickamauga, located in Chickamauga, Georgia, which operates two branches in Walker County, Georgia.  SouthCrest is traded on the OTC-Bulletin Board under the symbol “SCSG.”

Forward-Looking Statements:  This release contains forward-looking statements including statements relating to present or future trends or factors generally affecting the banking industry and specifically affecting SouthCrest’s operations, markets and products. Without limiting the foregoing, the words "believes," "anticipates," "intends," "expects," or similar expressions are intended to identify forward-looking statements. These forward-looking statements involve risks and uncertainties. Actual results could differ materially from those projected for many reasons, including, without limitation, changing events and trends that have influenced SouthCrest’s assumptions, but that are beyond SouthCrest’s control. These trends and events include (i) changes in the interest rate environment which may reduce margins, (ii) not achieving expected growth, (iii) less favorable than anticipated changes in the national and local business environment and securities markets, (iv) adverse changes in the regulatory requirements affecting SouthCrest, (v) greater competitive pressures among financial institutions in SouthCrest’s markets and (vi) greater loan losses than historic levels.  Additional information and other factors that could affect future financial results are included in SouthCrest’s filings with the Securities and Exchange Commission.

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SouthCrest Financial Group, Inc.
Consolidated Financial Highlights
(Unaudited)

	Quarter Ended December 31			Year Ended December 31
	2007	2006	% Change	2007	2006	% Change
All dollars in thousands except per share data
EARNINGS
Net interest income	$5,813	$5,245	10.8%	$22,552	$19,191	17.5%
Provision for loan losses	201	331	-39.3%	639	839	-23.8%
Noninterest income	1,864	1,456	28.0%	6,665	5,364	24.3%
Noninterest expense	5,428	4,189	29.6%	19,502	15,167	28.6%
Income taxes	602	688	-12.5%	2,776	2,775	0.0%
Net income	1,446	1,493	-3.1%	6,300	5,774	9.1%

PER SHARE INFORMATION
Earnings per share	$0.37	$0.39	-5.1%	$1.60	$1.58	1.3%
Dividends per share	0.130	0.125	4.0%	0.520	0.500	4.0%
Book value per share	18.24	17.09	6.7%

OPERATING RATIOS (1)
Net interest margin	4.23%	4.42%		4.47%	4.46%
Return on average assets	0.93%	1.12%		1.11%	1.22%
Return on average equity	8.05%	9.24%		9.04%	10.05%
Efficiency ratio	72.23%	64.78%		68.46%	60.96%
Net chargeoffs / average loans	0.40%	0.37%		0.15%	0.16%

AVERAGE BALANCES
Loans	$377,244	$320,736	17.6%	$350,952	$293,489	19.6%
Total earning assets	545,675	469,037	16.3%	504,812	430,130	17.4%
Total assets	614,823	526,628	16.7%	566,712	473,173	19.8%
Deposits	518,313	440,526	17.7%	478,523	397,637	20.3%
Borrowed funds	14,321	10,598	35.1%	10,530	12,960	-18.8%
Shareholders' equity	71,279	64,135	11.1%	69,920	57,456	21.7%

	As of December 31,
END OF PERIOD BALANCES	2007	2006	% Change
Loans	$374,054	$335,452	11.5%
Reserve for loan losses	4,952	4,480	10.5%
Total earning assets	534,109	483,653	10.4%
Intangible assets	19,048	13,925	36.8%
Total assets	606,009	544,017	11.4%
Deposits	513,931	462,622	11.1%
Borrowed funds	9,610	5,945	n/m
Shareholders' equity	71,721	67,555	6.2%

ASSET QUALITY (END OF PERIOD)
Loans 90 days past due and still accruing	$188	$1,015
Nonaccrual Loans	1,633	479
Other Real Estate Owned	256	206
Total nonperforming assets	2,077	1,700
Nonperforming assets / total assets	0.34%	0.31%
Allowance for loan losses / total loans	1.32%	1.34%

(1) All ratios are annualized.
n/m - percentage change is not meaningful.